Exhibit 4.216

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 99294 dated October 24, 2012

For Rendering

Local Telecommunications Services, Except for
Local Telecommunications Services via Coin-Box Telephones
and Multiple-Access Facilities

This license is granted to

Closed Joint Stock Company

CITY-TELECOM

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1037739360735

Taxpayer Identification

Number (INN)

7704152556

Location (place of residence):

11, Noviy Arbat Str., Moscow, 121852

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until October 24, 2017

This license is granted by decision of
the licensed body — Order dated May 24, 2012 No. 504

Appendix being an integral part of this license is executed on
2 sheets

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

CN 034958

Appendix to the license No. 99294**

License Requirements

1. Closed Joint Stock Company CITY TELECOM (licensee) shall observe the term of this license.

Abbreviated name:

CITY-TELECOM CJSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1037739360735	INN (TIN) 7704152556

Location:

11, Noviy Arbat Str., Moscow, 121852

2. The licensee shall commence provision of telecommunications services under this license on or before October 24, 2012.

3. The licensee shall provide telecommunications services under this license only within the territory of Moscow.

4. Under this license the licensee shall provide a subscriber* with:

a) access to the licensee’s telecommunications network;

b) the subscriber line for permanent use;

c) local telephone connections for:

transmission of voice information;

transmission of facsimile messages;

transmission of data;

d) access to telematic communications services and intra-area, intercity and international telephone communications services, as well as to data communication services, except for data communication services for voice transmission;

e) access to the information inquiry support system;

f) the possibility of free calls to emergency response services around the clock.

5. The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6. When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s local telephone network(s) to the public telecommunications network, connection to the licensee’s local telephone network(s) of other telecommunications networks, recording and transmission of traffic in the licensee’s local telephone network(s), recording and transmission of traffic from (to) telecommunications networks of other operators.

7. This license has been granted based on the results of consideration of the application for extension of the license No. 24032 dated October 24, 2002, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8. When providing telecommunications services under this license, the radio-frequency spectrum is not used.

9. The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10. The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11. The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to local telecommunications services and intended for increase in their customer value may be provided, except for local telecommunications services via coin-box telephones and multiple-access facilities, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 24032 dated October 24, 2002.

99294